Exhibit 10.2

EDS EXECUTIVE DEFERRAL PLAN

PERFORMANCE DEFERRED STOCK UNIT AWARD AGREEMENT
DATED SEPTEMBER 1, 2006

RONALD A. RITTENMEYER

Pursuant to the terms of the EDS Executive Deferral Plan, you have been awarded additional discretionary credits in the form of deferred stock units, subject to the terms and conditions described in this agreement:

DEFERRED STOCK UNITS GRANTED

150,000 PERFORMANCE DEFERRED STOCK UNITS (TARGET AWARD)

This grant is made pursuant to the Deferred Stock Unit Award Agreement dated as of September 1, 2006, between EDS and you, which Agreement is attached hereto and made a part hereof.

EDS EXECUTIVE DEFERRAL PLAN

PERFORMANCE DEFERRED STOCK UNIT AWARD AGREEMENT

This Performance Deferred Stock Unit Award Agreement (herein called the "Agreement") is made and entered into effective as of September 1, 2006 (the "Date of Grant"), by and between Electronic Data Systems Corporation, a Delaware corporation ("EDS" or the "Company") and the employee of EDS  (or any of its subsidiaries) whose printed name is set forth on the cover page and whose printed name and signature is set forth on the signature page of this Agreement ("Grantee").  Except as defined herein, capitalized terms shall have the same meaning ascribed to them under the EDS Executive Deferral Plan (as Amended and Restated Effective January 1, 2005), as from time to time amended (the "Plan").  To the extent that any provision of this Agreement conflicts with the express terms of the Plan, it is hereby acknowledged and agreed that the terms of this Agreement shall control.

1.         Deferred Stock Unit Award.  In order to encourage Grantee's contribution to the successful performance of the Company, EDS hereby grants to Grantee as of the Date of Grant, pursuant to the terms of the Plan and this Agreement, additional discretionary credits in the form of deferred stock units in the Plan, subject to the vesting requirements and other conditions, restrictions and limitations set forth herein and in the Plan (the "DSU Award").  The number of units that may be earned under this DSU Award is set forth in Appendix A.  Grantee hereby acknowledges and accepts such grant and the shares of Common Stock covered thereby upon such terms and subject to such requirements and other conditions, restrictions and limitations contained in this Agreement and the Plan.  The deferred stock units granted pursuant to this DSU Award will be allocated to the Stock Equivalent Portion of Grantee's Account.

2.        Performance Requirements.  The number of  deferred stock units that the Grantee earns under this DSU Award is based on the attainment of the Company performance requirements set forth in this Paragraph 2 and  the table found in Appendix B.  Any deferred stock units that are earned under this Paragraph 2 are subject to the vesting and other requirements set forth in Paragraphs 4 and 5.

(a)          Performance Period. The performance period shall be the period commencing on January 1, 2006 and ending on December 31, 2008.

(b)        Performance Measures. The number of deferred stock units earned shall be based on achievement against pre-determined targets of Productivity Yield and Organic Revenue Growth.

(c)      Performance Targets. Threshold, target and maximum performance levels for each Performance Measure during the Performance Period are contained in Appendix B.

(d)        Performance Ranges. The number of deferred stock units earned is based on the Company's level of performance with respect to each Performance Measure  set forth in Appendix B, subject to the following provisions:

(1) If actual results for a Performance Measure are between the threshold and target levels of performance, the number of deferred stock units earned with respect to that Performance Measure will be interpolated to reflect the performance between threshold and the lowest point of the target range (or target minimum).

(2) If actual results for a Performance Measure are between the target and maximum levels of performance, the number of deferred stock units earned with respect to that Performance Measure will equal the target plus an additional number of deferred stock units interpolated to reflect performance between the highest point of the target range (or target maximum) and maximum.

(3) If actual results for a Performance Measure are at or below the threshold level of performance, the Grantee will not earn any of the deferred stock units with respect to that Performance Measure.  If actual results for a Performance Measure exceed the maximum level of performance, no additional deferred stock units will be earned in excess of the maximum amounts set forth in Appendix B.

(e)      Organic Revenue Growth.  The average annual growth in organic revenue over the Performance Period expressed as a percentage rate.  Growth in organic revenue is defined as constant currency growth excluding revenue growth due to acquisitions in the current period if the comparable prior period had no revenue from the same acquisition and revenue decreases due to business divestitures in the current period or the comparable prior period.

(f)        Performance DSU Target Award.  The target award of performance deferred stock units set forth in Appendix A.

(g)      Productivity Yield.  The average annual new/incremental cost savings from supply chain reengineering, labor cost management, and enterprise and production process improvements.  Does not include compensation increases, contract penalties, severance, client price declines, or benefits resulting from cost reductions associated with run off business.

3.         Rights as a Stockholder Prior to Distribution; Payment of Dividends.  Grantee shall not have any right, title or interest in, or be entitled to vote or receive distributions in respect of, or otherwise be considered the owner of, any of the shares of Common Stock covered by the DSU Award until such units have been distributed pursuant to Paragraphs 4 or 5 below.  On the Vesting Date, Dividend Equivalents will be credited to the Stock Equivalent Portion of Grantee's Account on all of the units earned pursuant to this DSU Award.  The number of Dividend Equivalents to be credited to the Stock Equivalent Portion of Grantee's Account on the Vesting Date shall be retroactively calculated as though the Dividend Equivalents had been periodically credited to Grantee's Account at the same time as dividends were paid on EDS Common Stock.  Subsequent to the Vesting Date, Dividend Equivalents will be credited to the Stock Equivalent Portion of Grantee's Account on all of the units earned pursuant to this DSU Award at the same time as dividends are paid on EDS Common Stock.

4.         Vesting and Distribution Dates.  The deferred stock units that are earned under Paragraph 2 of this DSU Award and related Dividend Equivalents  will vest on September 1 , 2009 ("Vesting Date"); provided, however, the Committee in its sole discretion may accelerate the Vesting Date.  Once vested, the deferred stock units that are earned under this DSU Award and related Dividend Equivalents  shall, subject to Paragraph 10(p) of this Agreement, be distributed in shares of EDS Common Stock on (i) January 31 in the year following the date of the Grantee's Separation from Service, or (ii) the first day of the   month following the expiration of six complete calendar months following the date of the Grantee's Separation from Service, whichever occurs later.

5.         Effect of Certain Events.

(a)        If Grantee's employment with the Company is terminated prior to the Vesting Date because of death or the Grantee becoming Disabled, then the Grantee shall earn and be immediately vested in a pro rata amount of the DSU Target Award and related Dividend Equivalents determined by multiplying the DSU Target Award and Dividend Equivalents credited on the DSU Award by a percentage (not to exceed 100% and not less than 50%), the numerator of which shall be the number of complete months between the Date of Grant and the date of the applicable event, and the denominator being thirty-six (36) months. Notwithstanding the distribution date set forth in Paragraph 4 above, the earned and vested DSU Award and related Dividend Equivalents shall, subject to Paragraph 10(p) of this Agreement, be distributed in shares of EDS Common Stock (i) in the event of the Grantee's death, on the first day of the calendar month after the Grantee's date of death, or (ii) in the event the Grantee's employment with the Company is terminated due to the Grantee becoming Disabled, on the first day of the calendar month following the date of the Grantee's Separation from Service unless the Grantee is a Specified Employee, in which case the distribution shall be made on the first day of the month following the expiration of six complete calendar months following the date of the Grantee's Separation from Service.

(b)        If Grantee's employment with the Company is involuntarily terminated (not for Cause) anytime prior to the Vesting Date, or Grantee's employment with the Company is voluntarily terminated for "good reason" anytime prior to the Vesting Date, or Grantee's employment with the Company is voluntarily terminated for "any reason" beginning six months after commencement of employment of a new Chief Executive Officer of the Company (excluding the Grantee) and prior to the Vesting Date, then the earned and vested deferred stock units granted pursuant to this DSU Award and related Dividend Equivalents will be  determined by calculating actual results for Organic Revenue Growth (50% weighting) and Productivity Yield (50% weighting) measured by the number of completed calendar years (except for an applicable event that occurs prior to December 31, 2006, in which case performance will be measured by completed months) between the beginning of the Performance Period and the date of the applicable event, extrapolated for the remaining three-year Performance Period, then applied against the Performance Goals set forth in Appendix B.  An example is outlined in Appendix C to illustrate the methodology that will be used to extrapolate the performance results in the event an applicable event occurs before the Vesting Date.  Such earned and vested deferred stock units and related Dividend Equivalents  shall, subject to Paragraph 10(p) of this Agreement, be distributed in shares of EDS Common Stock on (i) January 31 in the year following the date of the Grantee's Separation from Service, or (ii) the first day of the month following the expiration of six complete calendar months following the date of the Grantee's Separation from Service, whichever occurs later.

For purposes of this agreement, "good reason" is defined as (i) Grantee is no longer the Chief Operating Officer of the Company, or (ii) the Company requires the Grantee to be based at any office or location that is more than 50 miles from Grantee's then current principal work location without the Grantee's consent, or (iii) Company reduces Grantee's base salary and/or annual target bonus as a percentage of base salary without Grantee's consent, except in the event of a reduction in such compensation generally applicable to all similarly situated executives, in which case Grantee is treated no less favorably than similarly situated executives.  Good reason shall not be considered to have occurred unless Grantee first provides Company with written notice alleging good reason exists for Grantee to terminate his employment and Company has failed to remedy such condition within 30 days after receipt of such written notice.

(c)        If Grantee's employment with the Company is involuntarily terminated for Cause or Grantee's employment with the Company is voluntarily terminated (other than for "good reason") prior to the sixth month anniversary of the commencement of employment of a new Chief Executive Officer of the Company and prior to the Vesting Date, then the performance deferred stock units granted pursuant to this DSU Award and the related Dividend Equivalents shall be forfeited.

(d)        In the event the Committee, in its reasonable discretion, upon consideration of the facts and circumstances and any advice or recommendation of EDS, concludes, that the Grantee violated the Plan's for Cause, non-compete, and/or non-solicitation provisions within one year of the date any earned deferred stock units and related Dividend Equivalents vest under Paragraphs 4, 5(a) or 5(b) of this DSU Award, Grantee shall forfeit such deferred stock units and related Dividend Equivalents that vested during the one year period preceding the violation, or if distributed, require the Grantee to reimburse EDS in the amount of the distribution (notwithstanding the fact that such earned deferred stock units have become vested pursuant to Paragraphs 4, 5(a) or 5(b) above).

6.         Restrictions on Transfer.  The DSU Award granted hereunder to Grantee may not be sold, assigned, transferred, pledged or otherwise encumbered, whether voluntarily or involuntarily, by operation of law or otherwise.  Consistent with the foregoing and except as contemplated by Paragraph 7 below, no right or benefit under this Agreement shall be subject to transfer, anticipation, alienation, sale, assignment, pledge, encumbrance or charge, whether voluntary, involuntary, by operation of law or otherwise, and any attempt to transfer, anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be void.  No right or benefit hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities or torts of the person entitled to such benefits.  If Grantee or Grantee's Beneficiary (if any) after Grantee's death shall become bankrupt or attempt to transfer, anticipate, alienate, assign, sell, pledge, encumber or charge any right or benefit hereunder other than as contemplated by Paragraph 7 below, or if any creditor shall attempt to subject the same to a writ of garnishment, attachment, execution, sequestration or any other form of process or involuntary lien or seizure, then such right or benefit shall cease and terminate.

7.         Beneficiary Designations.  Grantee may file in accordance with the provisions of the Plan a designation of one or more beneficiaries (each, a "Beneficiary") to whom the Grantee's Account, including the right to the payment of the DSU Award, shall pass in the event of the death of Grantee.  Grantee shall have the right to change the Beneficiary or Beneficiaries from time to time in accordance with the provisions of the Plan.   If there is no effective Beneficiary designation under the Plan at the time of Grantee's death, or if the designated Beneficiary or Beneficiaries have all predeceased Grantee, the right to payment of the Grantee's Account, including the right to the payment of the DSU Award, shall be determined in accordance with the provisions of the Plan.

8.         Withholding Tax Requirements.  Any amounts required to be withheld for applicable taxes ("Required Withholding") with respect to the deferred stock units granted pursuant to this DSU Award (and with respect to the Dividend Equivalents credited thereon) will be satisfied by such means as EDS may require or permit in accordance with the terms of the Plan.

9.         Prerequisites to Benefits.

(a)        Neither Grantee nor any person claiming through Grantee shall have any right or interest in the deferred stock units awarded hereunder, unless and until all of the terms, conditions and provisions of this Agreement and the Plan which affect Grantee or such other person shall have been complied with as specified herein and therein.

(b)        Grantee acknowledges that as a condition to receipt of the grant made hereunder, Grantee shall have delivered to the Company an executed copy of this DSU Award Agreement.

(c)        Grantee acknowledges that any existing "Executive Severance Benefit Agreement" between Grantee and the Company (if any) shall have no applicability to and shall have no force and effect on the DSU Award made hereunder and Grantee waives any and all rights and benefits Grantee may have under any such agreement with respect to the DSU Award granted herein.

10.        Miscellaneous Provisions.  For purposes of this Agreement, the following miscellaneous provisions shall be applicable:

(a)        Receipt and Review of the EDS Executive Deferral Plan Summary Plan Description and Prospectus.  Grantee acknowledges receipt of a copy of the Plan description.   Grantee further acknowledges notice of the terms, conditions, restrictions and limitations contained in the Plan and acknowledges the restrictions set forth in this Agreement.

(b)        Conflicts.  The Company and Grantee agree to be bound by all of the terms, conditions, restrictions and limitations of the Plan as the same shall be amended from time to time in accordance with the terms thereof, but no such amendment shall, without Grantee's consent, adversely affect the rights specifically granted Grantee hereunder.

(c)        Compliance with Section 409A.  Notwithstanding any provision in this Agreement to the contrary, this Agreement will be interpreted, applied and to the minimum extent necessary, unilaterally amended by the Committee, so that the Agreement does not fail to meet, and is operated in accordance with, the requirements of Section 409A.

(d)        Successors and Assigns.  This Agreement shall bind and inure to the benefit of and be enforceable by Grantee, the Company and their respective permitted successors and assigns (including personal representatives, heirs and legatees), except that Grantee may not assign any rights or obligations under this Agreement except to the extent and in the manner expressly permitted herein.  From and after the death of Grantee, the term "Grantee" shall be deemed to include the Beneficiary of Grantee (if any) or the Grantee's estate.

(e)        Notices.  Any notice under this Agreement to the Company shall be addressed to Michael E. Paolucci, Vice President, Global Compensation and Benefits located at 5400 Legacy Drive, Plano, Texas 75024-3199 and any notice to Grantee shall be addressed to Grantee at the address listed within the Company employee records system.  However, either party may at any time notify the other in writing of a new address for such purpose.

(f)        Severability.  If any provision of this Agreement for any reason should be found by any court of competent jurisdiction to be invalid, illegal or unenforceable, in whole or in part, such declaration shall not affect the validity, legality or enforceability of any remaining provision or portion thereof, which remaining provision or portion thereof shall remain in full force and effect as if this Agreement had been entered into with the invalid, illegal or unenforceable provision or portion thereof eliminated.

(g)        Headings.  The headings, captions and arrangements utilized in this Agreement shall not be construed to limit or modify the terms or meaning of this Agreement.

 (h)        Equitable Relief.  The Company shall be entitled to enforce the terms and provisions of this Agreement by an action for injunction or specific performance or an action for damages or all of them, and any such action, including an action seeking specific performance or injunctive relief, may be brought in Plano, Collin County, Texas.

(i)         Governing Law; Jurisdiction.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.  Any action, suit or proceeding arising out of any claim against the Company under this Agreement shall be brought exclusively in the federal or state courts located in the state in which the Company has its principal business headquarters.

(j)         Determinations by Committee.  All references in this Agreement to determinations to be made by the Committee shall be deemed to include determinations by any person or persons to whom the Committee may delegate such authority in accordance with the rules adopted thereby.  Notwithstanding anything contained in this Agreement to the contrary, the Committee has reasonable discretion as to whether or not to make any determinations hereunder, and to the extent it or its delegate does so make any determinations, such determinations are final.

(k)        No Liability.  No member of the Committee or any other person to whom the authority has been delegated shall be liable for anything done or omitted to be done by him or her, by any member of the Committee, or by any officer of the Company in connection with the performance of any duties or responsibilities under the Plan or this Agreement, except for his or her own willful misconduct or as expressly provided by applicable law.

(l)         Validity of Agreement.  This Agreement shall be valid, binding and effective upon EDS on the Date of Grant.  However, this Agreement shall be forfeited by the Grantee if it is not duly executed (whether manually and/or by electronic signature) by the Grantee within 60 days of the Date of Grant.

(m)       Employment Relationship. Notwithstanding any other provisions of this Agreement and unless contrary to applicable law or the terms of a written contract executed by an officer of EDS, employment with EDS is for an indefinite term and may be ended, with or without Cause, at any time by either the Grantee or EDS, with or without previous notice.  Nothing in this document will be construed to oblige EDS to continue Grantee's employment for any particular time or under any particular terms and conditions of employment.

(n)        Acquired Rights Waiver.  Grantee understands that grants of additional discretionary credits in the form of deferred stock units under the Plan are made at the complete discretion of EDS pursuant to the Plan.  Grantee understands that the Committee has complete authority to administer, construe and interpret the Plan, establish rules and regulations concerning the Plan, and perform all other acts deemed reasonable and proper in that regard, including the power to delegate to others the authority to assist in the administration of the Plan.  Grantee understands that Grantee does not acquire any additional rights as a result of being eligible to participate in the Plan.  Grantee does not expect that any future grants will be made under the Plan, or any other plan, nor does Grantee expect that the benefits accruing under the Plan will be reflected in any severance, overtime, benefit, retirement or indemnity payments that EDS or any affiliate or subsidiary may make in the future.  Grantee has been provided with a description of the Plan, and Grantee has read that description.  Grantee fully understands his rights under the Plan, and in particular that the additional discretionary credits granted under the Plan are non-transferable, except as provided under Paragraph 7 of this Agreement.  The offer to participate in the Plan does not constitute an acquired right nor does the Plan guarantee any right to future employment with EDS or any of its subsidiaries or affiliates.

(o)        Data Protection Waiver.  Grantee understands and consents to EDS or its agents or independent contractors appointed to administer the Plan obtaining and processing personal information of Grantee's relevant to the effective administration of the Plan and also consents that such personal information may be transmitted outside of the country of Grantee's employment and/or residence as appropriate for EDS business purposes in the administration of the Plan.

(p)     Distribution Delays.  If for administrative or any other reasons there is a delay in a distribution beyond the date specified in this Agreement, the distribution shall not be delayed beyond the last day permitted under Section 409A for treating a delayed payment as having been made on the applicable specified distribution date.

This Agreement has been delivered to Grantee and can be accepted only by the signature of the Grantee and timely delivery thereof to EDS in accordance with Paragraph 10(l) of this Agreement.

GRANTEE:

Ronald A. Rittenmeyer

Executive Vice President and Chief Operating Officer

Date

ELECTRONIC DATA SYSTEMS CORPORATION:

Michael H. Jordan

Chairman of the Board and Chief Executive Officer

Date

Appendix A - Performance DSU Award Table

	Performance DSU Target Award	Threshold	Target	Maximum
Performance DSUs	150,000	0	150,000	300,000

Appendix B - Three Year Average Performance Measure Table

		Performance Goals			Earned Performance DSUs
	Weight	Threshold	Target	Maximum	Threshold	Target	Maximum
Productivity Yield	50%	$0.4B	$0.6B - $0.8B	$1.0B	0%	50%	100%
Organic Revenue Growth	50%	0.2%	4.1% - 4.5%	8.8%	0%	50%	100%
	100%	Payout as a % of Performance DSU Target Award			0%	100%	200%

 Appendix C - Example of Extrapolated Performance

Example - Extrapolated 3-Year Average Performance Calculation

Hypothetical Termination Date	Applicable Performance Period	Hypothetical Performance Results	Extrapolation Factor	Extrapolated 3-Year Average Performance
November 1, 2006	10 months	$583M	12/10	$700M
April 1, 2007	2006	$800M	12/12	$800M
April 1, 2008	2006 & 2007	$1,800M	12/24	$900M

Example - Extrapolated DSU Vesting Calculation (assuming a termination on April 1, 2008)

For purposes of further clarification, assuming Grantee was terminated (not for Cause) on April 1, 2008, and the Productivity Yield was extrapolated as outlined above (resulting in a Productivity Yield performance measurement of $900M), and further assuming an Organic Revenue Growth performance measurement of 4.3% (extrapolated using the same methodology as for the Productivity Yield performance measurement), then the number of DSUs to actually vest would be calculated as follows:

Productivity Yield of $900M (between $0.8B Target Maximum and $1.0B Maximum) = 75% Earned

+

Organic Revenue Growth of 4.3% (within Target range of 4.1% to 4.5%) = 50% Earned

=

Total DSUs Vested:  125% Earned x 150,000 Target Award = 187,500 DSUs Vested